Exhibit 99.01

IMMEDIATE RELEASE                            For Additional Information Contact:

April 19, 2004                                                  SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
                                                  3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

             FX Energy to Present at IPAA 2004 Oil and Gas Symposium

Salt Lake City, April 19, 2004 -FX Energy, Inc. (Nasdaq/NNM: FXEN) will make a presentation at the IPAA 2004 Oil and Gas Investment Symposium in New York City on April 20, 2004. The presentation is scheduled for 3:25 p.m. EDT and will be webcast. A link to the webcast is available on the homepage of the FX Energy website at www.fxenergy.com.

FX Energy holds interests in five project areas in Poland:

         o The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for approximately 45,000 acres around the Zaniemysl-3 well where FX holds 24.5% and CalEnergy holds 24.5%. The Polish Oil and Gas Company (POGC) holds 51%.

         o The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

         o The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

         o The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

         o The Pomerania project area covers approximately 2.2 million acres in western Poland's Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 85% and POGC holds 15%. FX will drop the Pomerania project area this year.

                              _____________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2003 annual report on Form 10-K and other SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2003 annual report on Form 10-K and other SEC reports.